STRADLING YOCCA CARLSON & RAUTH
A PROFESSIONAL CORPORATION ATTORNEYS AT LAW 660 NEWPORT CENTER DRIVE, SUITE 1600 NEWPORT BEACH, CA 92660-6422 TELEPHONE (949) 725-4000 FACSIMILE (949) 725-4100	ORANGE COUNTY SACRAMENTO SAN DIEGO SAN FRANCISCO SANTA BARBARA

Exhibit 5.1

November 10, 2008

KAL Energy, Inc.
World Trade Center 14th Floor,
Jl. Jenderal Sudirman Kav. 29-31
Jakarta, Indonesia 12920

Re:	KAL Energy, Inc. Registration Statement on Form S-1—Registration No. 333-154790

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (File No. 333-154790) filed by KAL Energy, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on October 28, 2008 (as may be amended or supplemented from time to time, the “Registration Statement”) in connection with the offering from time to time by certain security holders of the Company of 43,686,734 shares of the Company’s Common Stock (the “Selling Stockholder Shares”).

We have reviewed the corporate actions of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that the Selling Stockholder Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

Very truly yours, STRADLING YOCCA CARLSON & RAUTH /s/ Stradling Yocca Carlson & Rauth